Exhibit 99.1

News Announcement

CONTACT:

William J. Clifford	Joseph N. Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING CLOSES $2.725 BILLION SENIOR SECURED

CREDIT FACILITY TO FUND ACQUISITION OF ARGOSY GAMING COMPANY

AND TO PROVIDE ADDITIONAL WORKING CAPITAL

Wyomissing, Pennsylvania, (October 3, 2005) — Penn National Gaming, Inc. (NASDAQ:PENN) announced today that it closed a $2.725 billion senior secured credit facility to fund its acquisition of Argosy Gaming Company (which has now been completed), including payment for all of Argosy’s outstanding shares, the retirement of certain long-term debt of Argosy and its subsidiaries and the payment of related transaction costs, and to provide additional working capital.  Concurrent with this financing, Penn National’s previous senior credit facility was repaid.

The $2.725 billion financing package consists of three credit facilities comprised of a $750.0 million revolving credit facility (of which $236 million is drawn), a $325.0 million Term Loan A Facility and a $1.65 billion Term Loan B Facility.

Deutsche Bank Trust Company Americas, Goldman Sachs Credit Partners L.P., and Lehman Brothers Inc. served as Joint Lead Arrangers/Agents.

The credit facility allows Penn National Gaming to raise an additional $300 million in senior secured credit for project development and property expansion as well as to satisfy, if necessary, the post-closing termination rights related to the Company’s sale earlier this year of The Downs Racing and its subsidiaries to the Mohegan Tribal Gaming Authority (which arise only in the event of certain materially adverse legislative or regulatory events).

Commenting on the financing, Peter M. Carlino, Chief Executive Officer of Penn National said, “Managing our capital structure and balance sheet have been important elements of Penn National’s long-term growth and expansion.  Our finance team has done an excellent job structuring this financing package as it provides us with access to capital at attractive rates allowing us to complete our acquisition of Argosy Gaming Company and to fund additional expansion, capital expenditures and acquisitions.  The confidence in Penn National expressed by the respected financial institutions who arranged and participated in this financing is extremely gratifying and these entities are very supportive of our strategic plans for continued growth.”

-more-

About Penn National Gaming

Reflecting the addition of three Argosy properties (and the anticipated divestitures of three Argosy properties), Penn National Gaming owns and operates casino and horse racing facilities with a focus on slot machine entertainment.  The Company presently operates fifteen facilities in thirteen jurisdictions including Colorado, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn National’s facilities feature over 17,500 slot machines, over 400 table games, over 2,000 hotel rooms and approximately 575,000 square feet of gaming floor space.  Although the Company’s Casino Magic - Bay St. Louis, in Bay St. Louis, Mississippi and the Boomtown Biloxi casino in Biloxi, Mississippi remain closed following extensive damage incurred as a result of Hurricane Katrina all property statistics in this announcement are inclusive of these properties.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Penn describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004.  Meaningful factors which could cause actual results to differ from expectations described in this press release include, but are not limited to, the opportunity to assess more fully the hurricane damage recently incurred at two properties and the ability of the Company to recover losses under its insurance policies for that damage; the passage of state, federal or local legislation that would expand, restrict, further tax or prevent gaming operations in the jurisdictions in which we do business; our ability to successfully integrate the operations of Argosy Gaming Company; the activities of our competitors; increases in our effective rate of taxation at any of our properties or at the corporate level; successful completion of capital projects at our gaming and pari-mutuel facilities; the existence of attractive acquisition candidates and the costs and risks involved in the pursuit of those acquisitions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses (including without limitation an operators’ license in Pennsylvania); delays in the process of finalizing gaming regulations and the establishment of related governmental infrastructure in Pennsylvania and Maine; the maintenance of agreements with our horsemen and pari-mutuel clerks; our dependence on key personnel; the impact of terrorism and other international hostilities and the availability and cost of financing and other factors as discussed in the Company’s filings with the United States Securities and Exchange Commission.   Furthermore, the Company does not intend to update publicly any forward-looking statements except as required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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